UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 9, 2006

Danaher Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-08089	59-1995548
(Commission File Number)	(IRS Employer Identification No.)

2099 Pennsylvania Ave., N.W., 12th Floor, Washington, D.C.	20006-1813
(Address of Principal Executive Offices)	(Zip Code)

202-828-0850

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

As previously disclosed in Danaher Corporation’s periodic reports filed with the SEC, Accu-Sort, Inc., a Danaher subsidiary, was a defendant in a suit filed by Federal Express Corporation on May 16, 2001 and subsequently removed to the United States District Court for the Western District of Tennessee alleging breach of contract, misappropriation of trade secrets, breach of fiduciary duty, unjust enrichment and conversion. On March 9, 2006 Accu-Sort settled the case with Federal Express for an amount which the Company believes is not material to its financial position. Pursuant to the settlement, the parties agreed to a release of claims related to the litigation and on March 10, 2006 jointly dismissed the litigation with prejudice. The purchase agreement pursuant to which the Company acquired Accu-Sort in 2003 provides certain indemnification for the Company with respect to this matter, and the Company will pursue recovery under the agreement.

In connection with this settlement, the Company has adjusted previously provided reserves by $15.5 million ($9.9 million after-tax, or $0.03 per share) through a charge to other expense (income). Pursuant to Statement of Financial Accounting Standard No. 5, because the settlement occurred after December 31, 2005 but prior to the filing of the Company’s Annual Report on Form 10-K for the 2005 fiscal year (the “2005 Form 10-K”), the charge is required to be reflected in the Company’s results of operations for the year ended December 31, 2005. As a result, in the 2005 Form 10-K the Company will report net earnings for the full year 2005 of $897.8 million, or $2.76 per diluted share, compared to the net earnings of $907.7 million, or $2.79 per diluted share that the Company reported in its earnings release issued on January 26, 2006.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

Exhibit No.	Description
99.1	Press release — “Danaher Corporation Announces Settlement of Litigation”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Executive Vice President and Chief Financial Officer

Dated: March 10, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release — “Danaher Corporation Announces Settlement of Litigation”